Exhibit 10.11

LIN TV Corp.

Summary of Director Compensation

As of March 14, 2008, our non-employee directors receive the following compensation:

Annual Cash Retainer for each non-employee director(1)	$30,000
Additional annual cash retainers for:
Compensation committee chairman	7,500
Nominating and corporate governance committee chairman	7,500
Operations review committee chairman	7,500
Audit committee chairman	10,000
Per Meeting Cash Fees
Board meeting attended in person	1,500
Committee meeting attended in person	1,000
Board meeting attended via telephone	1,000
Committee meeting attended via telephone	500

(1)	Directors may elect to receive half of their annual retainer in class A common stock.